Exhibit 4.22

Investor Letterhead

September 27, 2010

Ms. Diana L. Kubik
Chief Financial Officer
Evergreen Energy Inc.
1225 17th Street, Suite 1300
Denver, CO 80202

Re: 3(a)(9) Exchange

Dear Diana:

This letter agreement (this “Agreement”) confirms our agreement to exchange (the “Exchange”) $2,820,000 in aggregate principal amount of the 8.00% Convertible Secured Notes due 2012 (the “Notes”), CUSIP No. 30024BAA2, of  Evergreen Energy Inc., a Delaware corporation (the “Company”), for an aggregate of 1,007,143 shares of the Company’s common stock, par value $.001 per share on a post-split basis (the “Common Stock”), pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Act”), on terms specified below:

Subject to the satisfaction (or waiver) of the conditions set forth in Sections 4 and 5 below, the Company agrees to issue to each fund listed in column (1) of Schedule I attached hereto (each, a “Fund” and together, the “Funds”) on the Closing Date (as defined below) that number of shares of Common Stock as is set forth opposite such Fund’s name in column (2) of Schedule I attached hereto in exchange for that principal amount of the Notes as is set forth opposite such Fund’s name in column (3) of Schedule I attached hereto.

The date and time of the closing (the “Closing Date”) shall be 10:30 a.m., Eastern time, on September 30, 2010 after notification of satisfaction (or waiver) of the conditions to the closing set forth in Sections 4 and 5 below (or such later date as is mutually agreed to by the Company and each Fund).

The Exchange will be subject to the following terms and conditions:

(1)	The Funds will privately exchange the Notes for the Common Stock, subject to the following settlement payment and other terms:

a.
Subject to the compliance with the terms of this Agreement and the accuracy of the Fund’s representations contained in Section 3, below, the Funds are permitted under Rule 144(d) under the Act “tack” the holding period of the Common Stock received in the Exchange with the holding period of the Notes.  Accordingly, the shares of Common Stock will be issued without a restrictive legend.

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b.
The Common Stock issuable and deliverable upon the exchange of the Notes shall be transferred by Deposit / Withdrawal at Custodian (DWAC) to each Fund’s DTC participant account 0005.  Each of the Funds shall deliver the Notes being exchanged by them to the Company as promptly as practicable after the Exchange.

c.
Notwithstanding anything to the contrary contained in the Indenture or otherwise, with respect to any guarantees by any subsidiaries of the Company contained in the Indenture, the Company and each of the Funds hereby agrees that each such guarantee issued pursuant to the Indenture, prior to each exchange of Notes for Common Stock hereunder, shall be null and void with respect to such Notes being exchanged such that, at the time of each Exchange, such Notes being exchanged shall not be guaranteed securities and shall be solely securities of the Company.

(2)       The Company represents, warrants and agrees that:

a.	The Company shall comply with all, and this transaction shall not contravene any, applicable securities laws and the rules and regulations promulgated thereunder, including Section 3(a)(9) of the Act.

b.	The Company has a sufficient number of authorized and unissued shares of Common Stock to consummate the Exchange.

c.	To the knowledge of the Company, no Event of Default (as defined in the Notes) has occurred and is continuing as of the date hereof other than disclosed on Exhibit A.

d.
The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and has the requisite corporate power and authorization to own its properties and to carry on its business as now being conducted.

e.
The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.  As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, or financial condition of the Company, taken as a whole, or on the transactions contemplated by this Agreement or by the agreements and instruments to be entered into in connection with this Agreement, or on the authority or ability of the Company to perform its obligations under this Agreement.

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f.
The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and to issue the Common Stock as required by and in accordance with the terms hereof.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including, without limitation, the exchange and issuance of the Common Stock for the Notes have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders.

g.
The Company has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

h.
The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the exchange and issuance of the Common Stock will not (i) result in a violation of the Certificate of Incorporation of the Company, any capital stock of the Company or the Bylaws of the Company or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of The NYSE Arca Exchange (the “Principal Market”)) applicable to the Company or by which any property or asset of the Company is bound or affected, except with respect to clauses (ii) or (iii) for any conflicts, defaults, accelerations, terminations, cancellations or violations, that will not have a Material Adverse Effect.

i.
The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement, in each case in accordance with the terms hereof.  All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date, and the Company and is unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the

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registration, application or filings pursuant to the preceding sentence.  Except as disclosed in the Company’s 8-K filed with the Securities and Exchange Commission (“SEC”) on October 8, 2009, the Company is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts which would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

j.
Except as disclosed in the Company’s 8-K filed with the SEC on October 8, 2009, there is no action, suit, proceeding, inquiry or investigation before or by either Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Common Stock or any of the Company’s officers or directors in their capacities as such, that is expected to have a Material Adverse Effect.

k.	The Company is not, and has never been, an issuer identified in Rule 144(i)(1) of the Act.

l.
Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.  The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the closing, will not be Insolvent (as defined below).  For purposes of this Section 2(l), “Insolvent” means, with respect to any person, (i) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total indebtedness, (ii) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(3)	Each Fund, severally and not jointly, hereby represents, warrants and agrees that:

a.
Such Fund has the requisite power and authority to enter into this Agreement and to perform its obligations under and the transactions contemplated by this Agreement on behalf of the Funds, and the representations and warranties contained in (b) through (f) below are accurate with respect to such Fund.

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b.	Such Fund has not acted on behalf of the Company and has received no commission or remuneration from the Company other than as contemplated in this Agreement.

c.	There is no Default or Event of Default under the Notes, other than disclosed on Exhibit A.

d.	The Fund acquired and fully paid for the Notes more than 6 months prior to the Exchange contemplated by this Agreement.

e.	The Fund is not an underwriter with respect to the Notes or the Common Stock to be received upon the Exchange, nor will the Exchange be part of a distribution of the Company’s securities.

f.	The Fund is not at present, and has not been during the preceding three months, an "affiliate" of the Company within the meaning of Rule 144 under the Act.

g.	The Fund is not acting on behalf of any "affiliate" of the Company or any person that has been an "affiliate" within the preceding three months.

h.	The Fund is not in possession of any material non-public information with regard to the Company.

i.	Such Fund was not solicited by anyone on behalf of the Company to enter into this transaction, and it has not solicited any other holder of the Company’s Notes to participate in this transaction.

j.
Such Fund has sufficient knowledge and experience in financial and business matters so as to be capable of bearing the economic risks of participation in this transaction, and it is capable of evaluating the merits and risks of participating in this transaction, including any risks associated with surrendering any rights related to the Notes in exchange for the rights and risks related to the Common Stock.

k.
Neither such Fund nor any of its affiliates is, and for three months immediately preceding the date hereof, has been an officer, director or “beneficial owner” (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 5% or more of the Company’s Common Stock.

l.	The Fund is and will conduct all transaction in the Company’s Common Stock in compliance with Regulation SHO promulgated under the Exchange Act .

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m.	At no time from the date of this Agreement until December 15, 2010 shall the Fund sell any share of Common Stock at a price less than $1.20 per share.

(4)	Conditions to the Company’s obligations hereunder on the Closing Date:

The obligations of the Company to each Fund hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing such Fund with prior written notice thereof:

a.	Each Fund shall have executed this Agreement and delivered the same to the Company.

b.
The representations and warranties of each Fund in Section 3 shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and each Fund shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(5)	Conditions to each Fund’s obligations hereunder on each of the Closing Date:

The obligations of each Fund hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for each such Fund’s sole benefit and may be waived by such Fund at any time in its sole discretion by providing the Company with prior written notice thereof:

a.	The Company shall have duly executed and delivered to each Fund (i) this Agreement and (ii) the Common Stock being issued to such Fund at the closing pursuant to this Agreement.

b.
The representations and warranties of the Company in Section 2 shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the

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Closing Date.  Each Fund shall have received a certificate, executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date, to the foregoing effect in the form attached hereto as Exhibit A.

c.
The Common Stock (A) shall be designated for quotation or listed on the Principal Market and (B) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

d.
The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the issuance of the Securities, including, without limitation, any approvals or notifications required by the Principal Market.

(6)	Termination.

In the event that the closing does not occur by the fifth (5th) trading date after the date hereof, due to the Company’s or any Fund’s failure to satisfy the conditions set forth in Sections 4 and 5 hereof (and the nonbreaching party’s failure to waive such unsatisfied conditions(s)), the nonbreaching party shall have the option to terminate their obligations to consummate the transactions contemplated hereby at the close of business on such date without liability of any party to any other party.

(7)	Release.

Effective upon the Exchange, the Fund releases the Company, its officers, directors, employees, creditors, security holders, affiliates and subsidiaries, from any and all rights, causes of actions or claims, whether known or unknown,  arising under the Notes, the indenture governing the Notes, any agreement related to or evidencing the Notes or their payment, or under any statute, law or regulation (including common law), including any rights the Fund may have arising out of any actual or alleged breach or default under the Notes or the related indenture or the payment of any interest, costs or other amounts under the terms thereof.

(8)	Miscellaneous.

a.
This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

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b.	The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

c.
If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

d.
All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Wilmington Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

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EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

e.
This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

f.
Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

g.	The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

h.
This Agreement supersedes all other prior oral or written agreements between the Funds, the Company, their affiliates and persons or entities (“Persons”) acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Fund makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and each Fund.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.  The Company has not, directly or indirectly, made any agreements with any of the Funds relating to the terms or conditions of the transactions contemplated hereby except as set forth herein.

i.
Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Evergreen Energy Inc.
1225 17th Street, Suite 1300
Denver, CO 80206
Telephone:  (303)293-2992
Facsimile:  (303)293-8430
Attention:  Ms. Diana L. Kubik
Chief Financial Officer

If to any Fund:
Dynamis Energy Fund, LP
310 4th Street NE, Suite 101
Charlottesville, VA  22902
Telephone: 434-220-0356 or 804-357-7441
Facsimile:  434-220-4621
Attention:  John H. Bocock or Alexander H. Bocock

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

j.
The representations and warranties of the Company and the Funds contained herein and the agreements and covenants set forth herein shall survive the closing until the date that is six months after the Closing Date.

k.
Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Funds.  The Company therefore agrees that each Fund shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

[Signature page to follow]

Please sign to acknowledge agreement with the above terms and return by fax to the undersigned.

                         Investor Signature

                        By:      __________________________
                        Name:
                        Title:

Acknowledged and agreed to:

Evergreen Energy Inc.

By:_______________________
Name:  Diana L. Kubik
Title:  Vice President and Chief Financial Officer

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SCHEDULE I

(1)	(2)	(3)

Fund	Number of Shares of Common Stock	Principal Amount of Notes

Dynamis Energy Fund, LP	1,007,143	$2,820,000

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Exhibit A

1)	On May 18, 2010, the Company issued an 8-K describing an alleged event of default.
2)	The Company has made the scheduled interest payment due on August 1, 2010, however, the Trustee is holding the payment pending the outcome of its Motion to Intervene and the related litigation.
.